Exhibit 99.1
Conn's, Inc. Reports Third Quarter Fiscal 2019 Financial Results
November Same Store Sales up 8.5% in Non-Harvey Markets, Demonstrating Strong Start to Fourth Quarter
Third Quarter GAAP Earnings per Diluted Share of $0.45, compared to $0.05 during Prior Year Period
Record Third Quarter Retail Gross Margin of 41.2%
Third Quarter Credit Spread of 940 basis points

THE WOODLANDS, Texas, December 4, 2018 - Conn's, Inc. (NASDAQ: CONN) ("Conn's" or the "Company"), a specialty retailer of furniture and mattresses, home appliances, consumer electronics and home office products, and provider of consumer credit, today announced its financial results for the quarter ended October 31, 2018.
“Fiscal year 2019 is shaping up to be one of the best years of profitability in Conn’s 128-year history. This is primarily due to our growing credit spread and strong retail gross and operating margins. Conn’s credit spread was 940 basis points in the third quarter of fiscal year 2019 as a result of record interest income and fee yield and lower charge-offs of bad debts. From a retail perspective, even with Hurricane Harvey’s impact on same store sales, we achieved a retail operating margin of 12.4% during the third quarter of fiscal year 2019,” stated Norm Miller, Conn’s Chairman and Chief Executive Officer.
“Our successful credit transformation combined with the investments underway to maximize our retail performance have created the strongest foundation since I came to the company over three years ago. We are well positioned headed into the fourth quarter as November same store sales increased 8.5% in our non-Harvey markets.  Total same store sales increased 3.6% in November, even as we lapped strong sales in the prior year in our Hurricane Harvey impacted markets.”
“As we plan for our next fiscal year, we expect stronger retail growth driven by improving same store sales trends, coupled with opening 12 to 15 new Conn’s HomePlus locations.  I am pleased with the progress we are making, and the positive momentum our highly profitable and differentiated business is achieving,” concluded Mr. Miller.
Third quarter of fiscal year 2019 highlights include:

•	Opened three new Conn’s HomePlus locations in Virginia

•	Record third quarter retail gross margin of 41.2%

•	Retail operating margin of 12.4%, 230 basis points higher than the third quarter of last fiscal year

•	Credit spread of 940 basis points, the best third quarter credit spread in five years

•	Record quarterly credit segment revenues of $89.8 million

•	60+ day delinquency rate of 9.7%, representing the fifth consecutive quarter that the rate has declined year-over-year

•	Third consecutive quarter of positive credit segment operating income, which has generated a $24.5 million improvement fiscal year-to-date compared to the prior fiscal year period

•	Interest expense of $15.1 million, compared to $18.1 million for the same period last fiscal year

•	GAAP earnings of $0.45 per diluted share, compared to $0.05 per diluted share for the same period last fiscal year

•	Adjusted earnings of $0.59 per diluted share, an increase of 228% over the prior year period

Third Quarter Results
Net income for the three months ended October 31, 2018 was $14.6 million, or $0.45 per diluted share, compared to net income for the three months ended October 31, 2017 of $1.6 million, or $0.05 per diluted share. On a non-GAAP basis, adjusted net income for the three months ended October 31, 2018 was $18.9 million, or $0.59 per diluted share, which excludes severance costs related to a change in the executive management team and costs related to a legal judgment from a 2014 sale of charged-off accounts (refer to Note 6, Contingencies, in our Quarterly Report on Form 10-Q for the three months ended October 31, 2018). This compares to adjusted net income for the three months ended October 31, 2017 of $5.6 million, or $0.18 per diluted share, which excludes a loss from the write-off of previously capitalized costs for a software project that was abandoned during the third quarter of fiscal year 2018 related to the implementation of a new point of sale system that began in fiscal year 2013 and a loss from extinguishment of debt related to the early redemption of our 2016-A Notes.
Retail Segment Third Quarter Results
Retail revenues were $284.1 million for the three months ended October 31, 2018 compared to $291.9 million for the three months ended October 31, 2017, a decrease of $7.9 million or 2.7%. The decrease in retail revenue was primarily driven by a decrease in same store sales of 4.4%, partially offset by new store growth. The decrease in same store sales was due to a decrease in same store sales for markets impacted by Hurricane Harvey of 11.8% and a decrease in same store sales for non-Hurricane Harvey markets of 1.3%. We believe that the decrease in same store sales in markets impacted by Hurricane Harvey was primarily a result of the impact of rebuilding efforts during the three months ended October 31, 2017. For the three months ended October 31, 2018 and 2017, retail segment operating income was $35.3 million and $29.6 million, respectively. On a non-GAAP basis, adjusted retail segment operating income for the three months ended October 31, 2018 was $36.0 million, after excluding severance costs related to a change in the executive management team. On a non-GAAP basis, adjusted retail segment operating income for the three months ended October 31, 2017 was $35.4 million, after excluding a loss from the write-off of previously capitalized costs for a software project that was abandoned during the third quarter of fiscal year 2018 related to the implementation of a new point of sale system that began in fiscal year 2013.
The following table presents net sales and changes in net sales by category:

	Three Months Ended October 31,					%	Same Store
(dollars in thousands)	2018	% of Total	2017	% of Total	Change	Change	% Change
Furniture and mattress (1)	$91,342	32.2%	$97,146	33.3%	$(5,804)	(6.0)%	(6.6)%
Home appliance	79,542	28.0	83,837	28.7	(4,295)	(5.1)	(6.4)
Consumer electronics (1)	60,008	21.1	58,062	19.9	1,946	3.4	(0.2)
Home office (1)	22,661	8.0	20,295	7.0	2,366	11.7	9.9
Other	3,178	1.1	4,446	1.5	(1,268)	(28.5)	(26.6)
Product sales	256,731	90.4	263,786	90.4	(7,055)	(2.7)	(4.2)
Repair service agreement commissions (2)	23,579	8.3	24,488	8.4	(909)	(3.7)	(6.3)
Service revenues	3,564	1.3	3,534	1.2	30	0.8
Total net sales	$283,874	100%	$291,808	100%	$(7,934)	(2.7)%	(4.4)%

(1)
During the three months ended October 31, 2017, we reclassified certain products from the consumer electronics and home office product categories into the furniture and mattress product category. Net sales of these products reflected in the consumer electronics and home office product categories for the three months ended October 31, 2017 were $2.7 million and $0.8 million, respectively. The change in same store sales reflects the current product classification for both periods presented.

(2)	The total change in sales of repair service agreement commissions includes retrospective commissions, which are not reflected in the change in same store sales.
The following provides a summary of the same store sales performance of our product categories during the three months ended October 31, 2018 as compared to the three months ended October 31, 2017:

•	Furniture unit volume decreased 8.9%, partially offset by a 2.8% increase in average selling price;

•	Mattress unit volume decreased 16.6%, partially offset by a 11.3% increase in average selling price;

•	Home appliance unit volume decreased 14.0%, partially offset by a 8.8% increase in average selling price;

•	Consumer electronic unit volume decreased 7.4%, partially offset by a 7.8% increase in average selling price; and

•	Home office unit volume increased 24.5%, partially offset by a 11.7% decrease in average selling price.
Enhancements to the product assortment and improved product sales mix for higher-priced items have driven an increase to average sales prices in most product categories.

Credit Segment Third Quarter Results
Credit revenues were $89.8 million for the three months ended October 31, 2018 compared to $81.3 million for the three months ended October 31, 2017, an increase of $8.5 million or 10.5%. The increase in credit revenue was driven by the origination of our higher-yielding direct loan product, which resulted in an increase in the portfolio yield rate to 21.7% from 19.8% for the comparative periods, and by a 2.2% increase in the average balance of the customer receivable portfolio. The total customer portfolio balance was $1.53 billion at October 31, 2018 compared to $1.49 billion at October 31, 2017, an increase of 2.7%.
The provision for bad debts decreased to $47.3 million for the three months ended October 31, 2018 from $56.3 million for the three months ended October 31, 2017, a decrease of $9.0 million. The decrease was driven by a year-over-year reduction in net charge-offs of $9.7 million.
Credit segment operating income was $0.2 million for the three months ended October 31, 2018, compared to an operating loss of $8.7 million for the three months ended October 31, 2017. On a non-GAAP basis, adjusted credit segment operating income for the three months ended October 31, 2018 was $5.0 million, after excluding costs related to a legal judgment from a 2014 sale of charged-off accounts (refer to Note 6, Contingencies, in our Form 10-Q for the three months ended October 31, 2018). On a non-GAAP basis, adjusted credit segment operating loss for the three months ended October 31, 2017 was $8.7 million.
Additional information on the credit portfolio and its performance may be found in the Customer Receivable Portfolio Statistics table included within this press release and in the Company's Form 10-Q for the quarter ended October 31, 2018, to be filed with the Securities and Exchange Commission on December 4, 2018.
Store Update
The Company opened three new Conn's HomePlus® stores during the third quarter of fiscal year 2019. In November, the Company opened one additional store bringing the total store count to 122. During fiscal year 2019, the Company plans to open a total of seven new stores in existing states to leverage current infrastructure.
Liquidity and Capital Resources
As of October 31, 2018, the Company had $401.6 million of immediately available borrowing capacity under its $650.0 million revolving credit facility, with an additional $162.8 million that may become available under the Company's revolving credit facility if the Company grows the balance of eligible customer receivables and total eligible inventory balances under the borrowing base. The Company also had $3.5 million of unrestricted cash available for use.
Outlook and Guidance
The following are the Company's expectations for the business for the fourth quarter of fiscal year 2019:

•	Change in same store sales between 0% and positive 2%:

◦	Markets not impacted by Hurricane Harvey between positive 4% and positive 6%; and

◦	Markets impacted by Hurricane Harvey between negative 9% and negative 7%;

•	Retail gross margin between 40.0% and 40.5% of total retail net sales;

•	Selling, general and administrative expenses between 28.5% and 30.5% of total revenues;

•	Provision for bad debts between $54.0 million and $58.0 million;

•	Finance charges and other revenues between $93.0 million and $97.0 million; and

•	Interest expense between $15.5 million and $16.5 million.
Conference Call Information
The Company will host a conference call on December 4, 2018 at 10 a.m. CT / 11 a.m. ET to discuss its three months ended October 31, 2018 financial results. Participants can join the call by dialing 877-451-6152 or 201-389-0879. The conference call will also be broadcast simultaneously via webcast on a listen-only basis. A link to the earnings release, webcast and the third quarter fiscal year 2019 conference call presentation will be available at ir.conns.com.
Replay of the telephonic call can be accessed through December 11, 2018 by dialing 844-512-2921 or 412-317-6671 and Conference ID: 13685240.

About Conn's, Inc.
Conn's HomePlus is a specialty retailer currently operating 122 retail locations in Alabama, Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee, Texas and Virginia. The Company's primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LED, OLED, QLED, 4K Ultra HD, and smart televisions, Blu-ray players, home theaters, portable audio equipment, and gaming products; and

•	Home office, including computers, printers and accessories.
Additionally, Conn's HomePlus offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn's HomePlus provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party lease-to-own payment plans.
This press release contains forward-looking statements within the meaning of the federal securities laws, including but not limited to, the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives. Statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “predict,” “will,” “potential,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Such forward-looking statements are based on our current expectations. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements including, but not limited to: general economic conditions impacting our customers or potential customers; our ability to execute periodic securitizations of future originated customer loans on favorable terms; our ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of our credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of our planned opening of new stores; technological and market developments and sales trends for our major product offerings; our ability to manage effectively the selection of our major product offerings; our ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of our customers and employees; our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our revolving credit facility, and proceeds from accessing debt or equity markets; and other risks detailed in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended January 31, 2018, Part II, Item 1A, Risk Factors, in our Quarterly Report on Form 10-Q for the three months ended July 31, 2018 and other reports filed with the SEC. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise, or to provide periodic updates or guidance. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2018	2017	2018	2017
Revenues:
Total net sales	$283,874	$291,808	$855,943	$857,506
Finance charges and other revenues	89,950	81,364	260,888	238,139
Total revenues	373,824	373,172	1,116,831	1,095,645
Costs and expenses:
Cost of goods sold	166,886	175,591	507,102	519,847
Selling, general and administrative expense	118,380	114,355	353,948	332,524
Provision for bad debts	47,548	56,512	142,455	161,891
Charges and credits	5,537	5,861	5,837	11,156
Total costs and expenses	338,351	352,319	1,009,342	1,025,418
Operating income	35,473	20,853	107,489	70,227
Interest expense	15,098	18,095	47,484	62,142
Loss on extinguishment of debt	—	461	1,773	2,907
Income before income taxes	20,375	2,297	58,232	5,178
Provision for income taxes	5,745	728	13,859	1,916
Net income	$14,630	$1,569	$44,373	$3,262
Income per share:
Basic	$0.46	$0.05	$1.40	$0.10
Diluted	$0.45	$0.05	$1.38	$0.10
Weighted average common shares outstanding:
Basic	31,712,862	31,292,913	31,636,270	31,121,177
Diluted	32,321,874	31,764,594	32,251,952	31,457,420

CONN'S, INC. AND SUBSIDIARIES
CONDENSED RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2018	2017	2018	2017
Revenues:
Product sales	$256,731	$263,786	$773,224	$774,741
Repair service agreement commissions	23,579	24,488	72,104	72,703
Service revenues	3,564	3,534	10,615	10,062
Total net sales	283,874	291,808	855,943	857,506
Other revenues	179	95	291	267
Total revenues	284,053	291,903	856,234	857,773
Costs and expenses:
Cost of goods sold	166,886	175,591	507,102	519,847
Selling, general and administrative expense	80,894	80,676	241,649	233,290
Provision for bad debts	286	189	789	584
Charges and credits	737	5,861	1,037	11,156
Total costs and expenses	248,803	262,317	750,577	764,877
Operating income	$35,250	$29,586	$105,657	$92,896
Retail gross margin	41.2%	39.8%	40.8%	39.4%
Selling, general and administrative expense as percent of revenues	28.5%	27.6%	28.2%	27.2%
Operating margin	12.4%	10.1%	12.3%	10.8%
Store count:
Beginning of period	118	116	116	113
Opened	3	—	5	3
End of period	121	116	121	116

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2018	2017	2018	2017
Revenues:
Finance charges and other revenues	$89,771	$81,269	$260,597	$237,872
Costs and expenses:
Selling, general and administrative expense	37,486	33,679	112,299	99,234
Provision for bad debts	47,262	56,323	141,666	161,307
Charges and credits	4,800	—	4,800	—
Total costs and expenses	89,548	90,002	258,765	260,541
Operating income (loss)	223	(8,733)	1,832	(22,669)
Interest expense	15,098	18,095	47,484	62,142
Loss on extinguishment of debt	—	461	1,773	2,907
Loss before income taxes	$(14,875)	$(27,289)	$(47,425)	$(87,718)
Selling, general and administrative expense as percent of revenues	41.8%	41.4%	43.1%	41.7%
Selling, general and administrative expense as percent of average total customer portfolio balance (annualized)	9.9%	9.1%	9.9%	8.9%
Operating margin	0.2%	(10.7)%	0.7%	(9.5)%

CONN'S, INC. AND SUBSIDIARIES
CUSTOMER RECEIVABLE PORTFOLIO STATISTICS
(unaudited)

	As of October 31,
	2018	2017
Weighted average credit score of outstanding balances (1)	593	589
Average outstanding customer balance	$2,578	$2,405
Balances 60+ days past due as a percentage of total customer portfolio balance (2)	9.7%	9.9%
Re-aged balance as a percentage of total customer portfolio balance (2)(3)	25.5%	23.8%
Account balances re-aged more than six months (in thousands)	$87,484	$80,516
Allowance for bad debts as a percentage of total customer portfolio balance	13.6%	13.6%
Percent of total customer portfolio balance represented by no-interest option receivables	21.7%	22.3%

	Three Months Ended October 31,		Nine Months Ended October 31,
	2018	2017	2018	2017
Total applications processed(4)	283,274	321,373	862,324	909,287
Weighted average origination credit score of sales financed (1)	610	611	609	609
Percent of total applications approved and utilized	28.5%	29.1%	30.1%	31.1%
Average down payment	2.4%	2.9%	2.7%	3.2%
Average income of credit customer at origination	$45,400	$43,500	$44,200	$42,700
Percent of retail sales paid for by:
In-house financing, including down payment received	69.7%	72.0%	70.1%	71.7%
Third-party financing	15.6%	15.1%	15.7%	15.8%
Third-party lease-to-own option	8.0%	5.7%	7.3%	5.7%
	93.3%	92.8%	93.1%	93.2%

(1)	Credit scores exclude non-scored accounts.

(2)	Accounts that become delinquent after being re-aged are included in both the delinquency and re-aged amounts.

(3)
First time re-ages related to customers affected by Hurricane Harvey within FEMA-designated disaster areas included in the re-aged balance as of October 31, 2018 and October 31, 2017 were 2.2% and 4.8%, respectively, of the total customer portfolio balance.

(4)	The total applications processed during the three months ended October 31, 2017, we believe, reflect the impact of the rebuilding efforts following Hurricane Harvey.

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	October 31, 2018	January 31, 2018
Assets
Current Assets:
Cash and cash equivalents	$3,492	$9,286
Restricted cash	70,043	86,872
Customer accounts receivable, net of allowances	630,396	636,825
Other accounts receivable	63,752	71,186
Inventories	227,164	211,894
Income taxes recoverable	556	32,362
Prepaid expenses and other current assets	15,164	31,592
Total current assets	1,010,567	1,080,017
Long-term portion of customer accounts receivable, net of allowances	654,320	650,608
Property and equipment, net	146,326	143,152
Deferred income taxes	23,157	21,565
Other assets	6,642	5,457
Total assets	$1,841,012	$1,900,799
Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of capital lease obligations	$804	$907
Accounts payable	110,359	71,617
Accrued expenses	87,607	66,173
Other current liabilities	22,206	25,414
Total current liabilities	220,976	164,111
Deferred rent	90,410	87,003
Long-term debt and capital lease obligations	920,366	1,090,105
Other long-term liabilities	22,226	24,512
Total liabilities	1,253,978	1,365,731
Stockholders' equity	587,034	535,068
Total liabilities and stockholders' equity	$1,841,012	$1,900,799

CONN'S, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(unaudited)
(dollars in thousands, except per share amounts)

RETAIL SEGMENT OPERATING INCOME, AS ADJUSTED

	Three Months Ended October 31,		Nine Months Ended October 31,
	2018	2017	2018	2017
Retail segment operating income, as reported	$35,250	$29,586	$105,657	$92,896
Adjustments:
Facility closure costs	—	—	—	1,349
Securities-related regulatory matter and other legal fees	—	—	300	34
Employee severance	737	—	737	1,317
Indirect tax audit reserve	—	—	—	2,595
Write-off of capitalized software costs	—	5,861	—	5,861
Retail segment operating income, as adjusted	$35,987	$35,447	$106,694	$104,052
Retail segment total revenues	$284,053	$291,903	$856,234	$857,773
Retail segment operating margin:
As reported	12.4%	10.1%	12.3%	10.8%
As adjusted	12.7%	12.1%	12.5%	12.1%

CREDIT SEGMENT OPERATING INCOME (LOSS), AS ADJUSTED

	Three Months Ended October 31,		Nine Months Ended October 31,
	2018	2017	2018	2017
Credit segment operating income (loss), as reported	$223	$(8,733)	$1,832	$(22,669)
Adjustments:
Legal judgment	4,800	—	4,800	—
Credit segment operating income (loss), as adjusted	$5,023	$(8,733)	$6,632	$(22,669)
Credit segment total revenues	$89,771	$81,269	$260,597	$237,872
Credit segment operating margin:
As reported	0.2%	(10.7)%	0.7%	(9.5)%
As adjusted	5.6%	(10.7)%	2.5%	(9.5)%

NET INCOME, AS ADJUSTED, AND DILUTED EARNINGS PER SHARE, AS ADJUSTED

	Three Months Ended October 31,		Nine Months Ended October 31,
	2018	2017	2018	2017
Net income, as reported	$14,630	$1,569	$44,373	$3,262
Adjustments:
Facility closure costs	—	—	—	1,349
Securities-related regulatory matter and other legal fees	—	—	300	34
Employee severance	737	—	737	1,317
Indirect tax audit reserve	—	—	—	2,595
Legal judgment	4,800	—	4,800	—
Write-off of capitalized software costs	—	5,861	—	5,861
Loss on extinguishment of debt	—	461	1,773	2,907
Tax impact of adjustments	(1,240)	(2,289)	(1,811)	(5,092)
Net income, as adjusted	$18,927	$5,602	$50,172	$12,233
Weighted average common shares outstanding - Diluted	32,321,874	31,764,594	32,251,952	31,457,420
Diluted earnings per share:
As reported	$0.45	$0.05	$1.38	$0.10
As adjusted	$0.59	$0.18	$1.56	$0.39
Basis for presentation of non-GAAP disclosures:
To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company also provides the following non-GAAP financial measures: retail segment adjusted operating income, retail segment adjusted operating margin, credit segment adjusted operating income (loss), credit segment adjusted operating margin, adjusted net income, and diluted earnings per share, as adjusted. These non-GAAP financial measures are not meant to be considered as a substitute for, or superior to, comparable GAAP measures and should be considered in addition to results presented in accordance with GAAP. They are intended to provide additional insight into our operations and the factors and trends affecting the business. Management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics we use in our financial and operational decision making, and (2) they are used by some of our institutional investors and the analyst community to help them analyze our operating results.